(m)(3)(i)

May 1, 2012

ING Intermediate Bond Portfolio

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:	Reduction in Fee Payable under the ING Intermediate Bond Portfolio Shareholder Service and Distribution Plan

Ladies and Gentlemen:

ING Investments Distributor, LLC (“IID”), formerly, ING Funds Distributor, LLC, hereby waives a portion of the distribution fee payable to IID for the funds listed on Schedule A of the ING Intermediate Bond Portfolio Shareholder Service and Distribution Plan (the “Plan”), in an amount equal to 0.10% per annum on the average daily net assets attributable to Service 2 Class Shares as if the distribution fee specified in the Plan were 0.15%. Except as otherwise noted on Schedule A, by this letter, we agree to waive that fee for the period May 1, 2012 through May 1, 2013.

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

Agreed and Accepted:

ING Intermediate Bond Portfolio

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744 www.ingfunds.com	ING Investments Distributor, LLC

SCHEDULE A

Funds
ING Intermediate Bond Portfolio